Valeritas Holdings, Inc.
750 Route 202 South, Suite 600
Bridgewater, NJ 08807

September 5, 2019

VIA EDGAR

Russell Mancuso
Branch Chief
United States Securities and Exchange Commission
Division of Corporation Finance
Office of Electronics and Machinery
100 F Street, N.E.
Washington, DC 20549-4561

Re: Valeritas Holdings, Inc.
Registration Statement on Form S-1
File No. 333-232868
Ladies and Gentleman:
Pursuant to Rule 461 under the Securities Act of 1933, as amended, Valeritas Holdings, Inc. hereby requests acceleration of the effective date of its Registration Statement on Form S-1 (File No. 333-232868) (the “Registration Statement”), so that the Registration Statement may become effective at 4:30 p.m. (Washington, D.C. time) on September 9, 2019 or as soon as practicable thereafter. Once the Registration Statement has been declared effective, please orally confirm that event with our counsel, DLA Piper LLP (US), by calling Emilio Ragosa at (973) 307-3004.

VALERITAS HOLDINGS, INC.

By: /s/ John E. Timberlake
Name: John E. Timberlake
Title: Chief Executive Officer

 cc: DLA Piper LLP (US)